SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                        FILED PURSUANT TO RULE 13-d-2(b)
                                (Amendment No. )1




                          Riviera Holdings Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   769 627 100
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                November 21, 1996
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)
                     |X| Rule 13d-1(c)
                     |_| Rule 13d-1(d)

--------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   769 627 100             13G                      Page 2 of 6 Pages

------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities only)

    William L. Westerman
------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                   (a) [ ]
                                                                       (b) [ ]
    Not Applicable.
------------------------------------------------------------------------------
3)  SEC USE ONLY


------------------------------------------------------------------------------
4)  CITIZENSHIP OF PLACE OF ORGANIZATION

    United States of America
------------------------------------------------------------------------------
                  5)   SOLE VOTING POWER

                       424,200
   NUMBER OF      ____________________________________________________________
    SHARES        6)   SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY            0
    EACH          ____________________________________________________________
  REPORTING       7)   SOLE DISPOSITIVE POWER
   PERSON
    WITH               424,200
                  ____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER

                       0
------------------------------------------------------------------------------
 9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    424,200
------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                        [ ]

    Not applicable.
------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    7.9%
------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON*

    IN
------------------------------------------------------------------------------
                      *SEE INSRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 6 Pages
SCHEDULE 13G                                                       June 15, 1998


Item 1(a).         Name of Issuer.
---------          --------------

                   Riviera Holdings Corporation

Item 1(b).         Address of Issuer's Principal Executive Offices.
---------          -----------------------------------------------

                   2901 Las Vegas Boulevard South
                   Las Vegas, Nevada  89109

Item 2(a).         Name of Person Filing.
---------          ---------------------

                   William L. Westerman

Item 2(b).         Address of Principal Business Office or, if None, Residence.
---------          -----------------------------------------------------------

                   2901 Las Vegas Boulevard South
                   Las Vegas, Nevada  89109

Item 2(c).         Citizenship.
---------          -----------

                   United States of America

Item 2(d).         Title of Class of Securities.
---------          ----------------------------

                   Common Stock, par value $.001 per share

Item 2(e).         CUSIP Number.
---------          ------------

                   769 627 100

Item 3.            If this Statement is Filed pursuant to Rule 13d-1(b), or
------             13d-2(b) or (c), Check Whether the Person Filing is a:

                   (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                   (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act.

                   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                   (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                   (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);

                   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                   (d) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

                   (e) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                                                               Page 4 of 6 Pages
SCHEDULE 13G                                                       June 15, 1998


                   (f) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                   (g) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

                   If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.            Ownership.
------             ---------

                   (a) Amount beneficially owned:
                              424,200
                       -------------------------------------------------------

                   (b) Percent of class:
                                   7.9%
                       -------------------------------------------------------

                   (c) Number of shares as to which such person has:

                   (i)  Sole power to vote or to direct the vote    424,200   ,
                                                                --------------

                   (ii)  Shared power to vote or to direct the vote    0      ,
                                                                      --------

                   (iii) Sole power to dispose or to direct the disposition of
                         424,200     ,
                         ------------
                   (iv)  Shared power to dispose or direct the disposition of
                         0                ,
                         -----------------


Item 5.        Ownership of Five Percent or Less of a Class.
------         --------------------------------------------

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.
------         ---------------------------------------------------------------

               Not applicable.

Item 7.        Identification and Classification of the Subsidiary Which
------         Acquired the Security Being Reported on by the Parent
               Holding Company.
               ---------------

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.
------         ---------------------------------------------------------

               Not applicable.

Item 9.        Notice of Dissolution of Group.
------         ------------------------------

               Not applicable.

                                                               Page 5 of 6 Pages
SCHEDULE 13G                                                       June 15, 1998



Item 10.           Certification.
-------            -------------

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 6 of 6 Pages
SCHEDULE 13G                                                       June 15, 1998

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       June 15, 1998
                                             ---------------------------------
                                                          (Date)


                                             /s/ William L. Westerman
                                             ---------------------------------
                                                        (Signature)

                                             William L. Westerman
                                             Chairman of the Board of Directors,
                                             Chief Executive Officer
                                             and President of the Issuer

                                             ---------------------------------
                                                       (Name/Title)